United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

       Date of Report (Date of earliest event reported) : October 30, 2002




                                   WICKES INC.
                                   -----------
             (Exact name of registrant as specified in its charter)

        Delaware                    1-14967                   36-3554758
        --------                   ----------                 ----------
 (State of Incorporation)     (Commission File No.)         (IRS Employer
                                                          Identification No.)

             706 North Deerpath Drive, Vernon Hills, Illinois 60061
             ------------------------------------------------------
                    (Address of principal executive offices)
                                 (847) 367-3400
                                 --------------
              (Registrant's telephone number, including area code)



Item 5. Other Events:
--------------------

     On October 30, 2002, Wickes Inc. issued a press release regarding the sale by Wickes Inc. of certain assets to Lanoga's UBC division.

Item 7. Financial Statements and Exihibits
------------------------------------------

(c)  Exhibits
     --------
     Exhibit 99.1  Press Release Dated October 30, 2002

                                                                    Exhibit 99.1



                                                                     WICKES INC.
                                                        706 NORTH DEERPATH DRIVE
                                                          VERNON HILLS, IL 60061
                                                                    NASDAQ: WIKS



AT THE COMPANY:            AT DRESNER CORPORATE SERVICES:
James A. Hopwood           John Kroen
Chief Financial Officer    General Inquiries
(847) 367-3552             (312)-726-3600




                  WICKES INC. TO FOCUS ON MAJOR MARKET STRATEGY
                               THROUGH ASSET SALE

       Wickes to sell Wisconsin and Northern Michigan Operations to Lanoga

     Proceeds from Planned Asset Sale Will Reduce Revolving Credit Facility

VERNON HILLS, IL, October 30, 2002-- Wickes Inc. (NASDAQ: WIKS), a leading distributor of building materials and manufacturer of value-added building components, today announced the signing of a definitive agreement for the sale of substantially all of the assets of Wickes operations in Wisconsin and Northern Michigan to Lanoga's UBC division.

Included in the transaction are 14 lumberyards and three component plants in Wisconsin, and 17 lumberyards and one component plant in Michigan, which generated combined sales of approximately $300 million in 2001. Wickes will retain its operations in the southern half of the lower-peninsula of Michigan, including all of its operations in Coldwater, Davison, Grand Blanc, Grand Rapids, Owosso, Port Huron, Romeo, Mason, Rochester, Monroe, Jackson and Kalamazoo.

Wickes Chairman and Chief Executive Officer J. Steven Wilson said, "We have made a strategic decision that will strengthen the company's financial position by reducing debt, increasing liquidity and improving net worth. At the same time, we are also concerned about the future of our employees working in the stores impacted by this deal. Lanoga is a high caliber company with a business strategy that compliments these store locations. We believe Lanoga will benefit from the skill and experience of these loyal employees."

Lanoga President and Chief Executive Officer Paul Hylbert added, "We are delighted to have made this deal with Wickes. The addition of its Wisconsin and Northern Michigan stores fits well with our UBC operations in the upper Midwest and we're looking forward to having the capable Wickes people join our team. Both Steve and I feel this is a classic win-win deal for both our organizations."

Commenting on Wickes strategic focus, Wilson added, "We will focus on centralizing operations around our major markets, major metropolitan areas that are serviced by strong sales and distribution teams. We believe that these major markets have substantial growth potential, and with a continued focus on streamlining operations, improving efficiencies and maximizing profitability, we will be a stronger company."

The transaction will require approval under the Hart-Scott-Radino Antitrust Improvements Act of 1976 and other contingency issues common in transactions such as this, and is expected to close within 45-60 days. Terms were not disclosed.


The following operations are included in the sale transaction:

           Michigan - Lumberyards                       Wisconsin - Lumberyards
           ----------------------                       -----------------------
         Alma              Marquette                   Appleton      Jackson
         Alpena            Petoskey                    Beaver Dam    Lomira
         Bad Axe           Rudyard                     Beloit        Marshfield
         Cadillac          Saginaw-East                Eau Claire    Minocqua
         Caro              Saginaw-West                Elkhorn       Rhinelander
         Clare             Scottville                  Green Bay     Sheboygan
         Fruitport         St. Helen                   Greenville    Wausau
         Gaylord           Traverse City
         Ishpeming

          Michigan - Plants                              Wisconsin - Plants
          -----------------                              ------------------
         Auburn Component                               Elkhorn Panel Plant
                                                        Lomira
                                                        Mackville

          Michigan - Other                                Wisconsin - Other
          ----------------                                -----------------
         Eqp Rep-Saginaw                                Eqp Rep-Lomira


Wickes Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

Lanoga and United Building Centers (UBC) have deep roots in the lumber business in that predecessor companies were founded in 1855 with a sawmill in Winona, Minnesota. UBC, with headquarters still in Winona, currently has 142 facilities in a 14-state area ranging from the upper Midwest to the Rocky Mountain region. In addition to UBC, Lanoga has three other divisions including Spenard in Alaska, Lumbermen's on the West Coast, and Home Lumber in Colorado. Sales in 2001 at Lanoga were $1.34 billion. More information is available at http://www.lanoga.com

Safe Harbor Statement
---------------------
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the company's ability to control. The company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.